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                                                                       Exhibit 6

                      JOINDER TO SHARE EXCHANGE AGREEMENT

     Reference is made to the Share Exchange Agreement (the "Agreement") dated as of June 20, 2001, among Environmental Power Corporation, Microgy Cogeneration Systems Inc. and the Principal Microgy Shareholders referred to therein. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

     The undersigned is the holder of _______ shares of Microgy Common Stock [and warrants to purchase an additional ___ shares of Microgy Common Stock]. The undersigned represents that it is an "accredited investor." Pursuant to
Section 11.6 of the Agreement, the undersigned hereby joins the Agreement as a Principal Microgy Shareholder and a party thereto (and agrees to exchange the Microgy Equity Interests described in this paragraph in the Initial Exchange in accordance with the Agreement as if the undersigned were an original signatory thereto), entitled to the rights and benefits and subject to the obligations in all respects of a Principal Microgy Shareholder party thereto.

     This Joinder shall become effective upon EPC's signature below. Upon effectiveness hereof, the Agreement will automatically be deemed amended (without any further action) as provided in Section 11.6 thereof.

     The undersigned's address for notice for purposes of Section 11.3 of the Agreement is:

          ____________________________________
          ____________________________________
          Telephone:  ________________________
          Facsimile:   _______________________


Dated as of the ___ day of ________, 2001.


               Name of Joining Party: ______________________________

               By: ______________________________________________
                    Name:
                    Title:

Accepted:

ENVIRONMENTAL POWER CORPORATION

By: ____________________________
    Name:
    Title: